Exhibit 10.82

HANSEN MEDICAL, INC.

August 29, 2011

Frederic H. Moll, M.D.

Dear Fred:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding your resignation as an employee of the Company. If you sign and do not revoke this Agreement, you will be eligible for the benefits described in Sections 4 and 5 of this Agreement.

1. Transition Date. You and the Company have agreed that you will resign from your employment with the Company effective August 31, 2011 (the “Transition Date”). Simultaneously with the execution of this Agreement, you and the Company are entering into a Consulting Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which you will provide transition services to the Company (the “Consulting Agreement”). Additionally, we anticipate that you will continue to serve as the non-executive Chairman of the Company’s Board of Directors until December 31, 2011, and then continue to serve as a member of the Company’s Board of Directors. By signing this Agreement, you hereby resign as non-executive Chairman of the Board of Directors (but not as a member of the Board of Directors), effective as of December 31, 2011.

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement or the Consulting Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Transition Date, the Company will pay you all of your salary earned through the Transition Date which is approximately equal to $9,984.00 (less all applicable withholding taxes), and all of your accrued but unused vacation time or PTO through the Transition Date which is approximately equal to $35,562.18 (less all applicable withholding taxes). In addition, you will receive reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the Transition Date in accordance with the Company’s expense reimbursement policy and reimbursement for any unused amounts deposited in the Company’s 2006 Employee Stock Purchase Plan. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement and the Consulting Agreement and any compensation you may be entitled to receive in accordance with the Company’s standard compensation arrangements for non-employee directors.

NAME

DATE

4. Continued Benefits. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Transition Date. In order to continue your coverage, you must file the required election form. If you sign and do not revoke this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of 12 months following the month in which the Transition Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer. You agree to notify the Company immediately if clause (c) becomes applicable. In addition, if you sign and do not revoke this Agreement, then on the sixtieth (60th) day following the Transition Date, the Company will make a lump sum payment to you of $1,485.00 (less all applicable withholding taxes). The Company shall also reimburse you for reasonable out of pocket legal expenses incurred by you in connection with the review of this Agreement and the Consulting Agreement, up to a maximum of $13,000. Finally, the Company will allow you to keep your Company-issued laptop computer.

5. Equity Awards.

(a) You hold the following equity awards, including options to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”) and restricted stock units (each, an “RSU” and collectively, the “RSUs”):

Date of Grant	Type of Award	Number of Shares Granted	Exercise Price Per Share	Number of Shares Vested as of the Transition Date		Number of Shares Unvested as of the Transition Date	Expiration Date
2/14/07	Option	60,000	$17.08	60,000		0	2/13/14
5/6/08	Option	200,000	$18.94	162,497		37,503	5/5/15
3/3/09	Option	100,000	$3.26	60,416		39,584	3/2/16
8/11/10	Option	600,000	$1.58	175,000		425,000	8/10/17
10/26/10	RSU	52,500	n/a	34,125	[1]	0	n/a
12/20/10	RSU	87,500	n/a	0		87,500	n/a

[1]	The remaining 18,375 unvested RSUs were cancelled on February 27, 2011.

NAME

DATE

(b) In consideration of your execution of this Agreement, all of the Options that are unvested as of the Transition Date (as set forth in the table above) shall immediately become fully vested and exercisable, effective as of the Effective Date. Following the Transition Date, the Options will remain exercisable in accordance with their terms during the term of the Consulting Agreement or your service as a member of the Board of Directors (notwithstanding any contrary provision of the applicable Option Agreement governing the Option) and, after termination of such service, for the period of time specified in the Company’s 2006 Equity Incentive Plan (the “Plan”) and the applicable Stock Option Agreement for exercisability following termination of service; provided, however, that the Options will in no event remain exercisable beyond their applicable expiration dates and will be subject to earlier termination in accordance with the Plan. Please note that to the extent the Options remain incentive stock options following the application of the accelerated vesting described in this Subsection (b), they will automatically become nonstatutory stock options three months after the Transition Date.

(c) The 34,125 vested RSUs granted on October 26, 2010 will be settled in accordance with their terms on the first “permissible trading day” (as defined in the applicable Restricted Stock Unit Agreement) but in any event no later than March 15, 2012, and without regard to whether you have terminated service pursuant to the Consulting Agreement or as a member of the Board of Directors.

(d) You and the Company agree that the RSUs granted on December 20, 2010 will vest in early 2012 in accordance with their terms based on the achievement of the performance goals applicable to those RSUs, provided that your service pursuant to the Consulting Agreement or as a member of the Board of Directors has not terminated prior to the date the vesting decision is made by the Board of Directors or its Compensation Committee. In addition, you will be eligible to vest in the remainder of the December 20, 2010 RSUs on the terms described in the Consulting Agreement. Any December 20, 2010 RSUs that do not vest will be cancelled on the earlier of March 1, 2012 or the date you are no longer eligible to vest in such RSUs. Any December 20, 2010 RSUs that vest will be settled on the first “permissible trading day” (as defined in the applicable Restricted Stock Unit Agreement) that occurs on or after the date of vesting but in any event no later than March 15, 2012, and without regard to whether you have terminated service pursuant to the Consulting Agreement or as a member of the Board of Directors.

(e) Except as set forth in this Paragraph 5, the Stock Option Agreements governing the Options and the Restricted Stock Unit Agreements governing the RSUs will remain in full force and effect, and you agree to remain bound by those Agreements.

NAME

DATE

6. Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 4 and 5 above, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims: (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws or other governing documents of the Company, or under applicable law, or under directors and officers liability, errors and omissions or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution you may have in the event of the entry of judgment against you as a result of any act or failure to act for which both you and the Company (or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns) are jointly responsible; or (c) any vested rights under a Company-sponsored benefit plan (in this regard, you acknowledge and agree that Paragraph 5 of this Agreement accurately reflects the terms of your outstanding equity awards). The Company acknowledges its continuing obligations to you under the Indemnity Agreement between you and the Company, a copy of which is attached hereto as Exhibit B.

7. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

NAME

DATE

9. Other Agreements. As a reminder, at all times in the future, you will remain bound by (i) the Consulting Agreement, and (ii) your Proprietary Information and Inventions Agreement with the Company, which you signed on November 11, 2002, and a copy of which is attached as Exhibit C. Except for the Company’s letter to you dated August 24, 2011 related to the advancement of expenses pursuant to your Indemnity Agreement or as expressly provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between you and the Company regarding the subject matter of this Agreement, including without limitation, the Retention Agreement between you and the Company dated June 28, 2010 (except for Section 5 thereof, which shall survive the termination of that agreement), and your offer letter with the Company dated October 21, 2002. For avoidance of doubt, while not expressly related to the subject matter of this Agreement, the Technology Assignment Agreement between you and the Company dated as of November 7, 2002 and a copy of which is attached as Exhibit D will remain in full force and effect. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

11. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

12. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

NAME

DATE

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/S/ BRUCE J BARCLAY
Name: Bruce J Barclay
Title: Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/S/ FREDERIC H. MOLL, M.D.
Signature of Frederic H. Moll, M.D.

Dated: August 29, 2011